Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-282221) of our report dated March 30, 2026, relating to the consolidated financial statements of 60 Degrees Pharmaceuticals, Inc. as of and for the two years ended December 31, 2025 included in this Annual Report on Form 10-K for 60 Degrees Pharmaceuticals, Inc. (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada

March 30, 2026